Exhibit 99.1

CytoSorbents Reports Third Quarter 2018 Financial Results

Achieved record $19.1M in trailing 12-month product sales, up 63% from a year ago

MONMOUTH JUNCTION, N.J., November 6, 2018 — CytoSorbents Corporation (Nasdaq: CTSO) a critical care immunotherapy leader commercializing its CytoSorb® blood purification technology to treat deadly inflammation in critically-ill and cardiac surgery patients around the world, reports financial and operational results for the quarter ending September 30, 2018.

Third Quarter 2018 Financial Highlights:

•	Q3 2018 total revenues, which includes both product sales and grant income, increased 50% to $5.7 million, up from $3.8 million in Q3 2017
•	Q3 2018 product sales were $5.1 million, a 48% increase from $3.4 million in Q3 2017, primarily driven by an increase in direct sales from both new customers, repeat orders from existing customers, and an increase in distributor sales
•	Product gross margins for Q3 2018 were 72%, compared to 69% for Q3 2017
•	Trailing twelve month product sales at the end of Q3 2018 were $19.1 million, compared to $11.7 million a year ago
•	Ended Q3 2018 with $24.9 million in cash and cash equivalents, expected to provide sufficient working capital to fund operations into the second half of 2020

Third Quarter 2018 Operational Highlights:

•	More than 51,000 CytoSorb treatments have been cumulatively delivered, up from 31,000 a year ago
•	CytoSorb is distributed in a total of 53 countries worldwide
•	Transition of CytoSorb manufacturing to the new production facility has gone smoothly, with all Q4 2018 production being driven from the new plant
•	Switzerland assigned a dedicated procedure code to CytoSorb, effective January 1, 2019, and is awaiting payment designation
•	The REFRESH 2 - AKI trial has now enrolled 20 patients, and is recruiting in 14 active centers, following recent FDA approval and trial site ethics committee approvals of the protocol amendment. An additional 6 sites are finalizing contracts and are pending initiation, and another 5 sites are in start-up activities

•	The German government-funded REMOVE Endocarditis trial has enrolled 62 patients in 9 active centers, with the potential future addition of 4 more sites, and is planning an interim analysis on the first 50 patients focused on inflammation biomarkers such as cytokines
•	Partner Aferetica and CytoSorbents debuted the PerLife™ Organ Preservation System for organ transplantation, which utilizes CytoSorbents’ proprietary sorbent technology
•	National Heart, Lung and Blood Institute (NHLBI) awarded the company up to $3M in matching SBIR Phase IIB bridge funding to accelerate FDA approval and commercialization of the HemoDefend-RBC blood transfusion filter
•	Commemorated World Sepsis Day through sponsorship of the Sepsis Alliance’s Sepsis Heroes Gala, and the Roger Bone Award for Excellence in Sepsis Research

Dr. Phillip Chan, Chief Executive Officer of CytoSorbents stated, “We grew significantly with $19.1 million in trailing 12-month product sales, up 63% from a year ago, and healthy blended gross margins of 72%. Quarterly product sales were up 48% from last year, driven by record CytoSorb shipments, and if not for a decline in the Euro during the quarter, Q3 2018 product sales would have been slightly higher than those achieved from an already strong Q2 2018. That said, our track record of 25 consecutive quarters of year-over-year sales increases remains well-intact.”

“We believe our Q3 2018 results could have been even stronger. For many companies with European exposure, the third quarter is often challenging as workers and customers go on extended summer vacations during July and August, and business slows down in Europe. This was the first quarter that we have seen this slowdown in our financial results. However, this was countered by increases in distributor sales, which were at an all-time high.”

Dr. Chan continued, “Turning to our clinical programs, I am pleased that our REFRESH 2-AKI pivotal trial has been making excellent progress. As we discussed in the prior earnings call, at the recommendation of our key clinical advisors, we submitted a protocol amendment to facilitate enrollment and to broaden the applicable market for CytoSorb, if approved. As we waited for FDA and ethics committee approvals at trial sites of the amendment, our clinical team worked diligently to bring on-board 14 active clinical sites to drive a “step-function” increase in enrollment. With good feedback from trial sites on the ability to enroll patients under the revised inclusion criteria, we have now enrolled 20 patients in a relatively short period of time and expect enrollment to further accelerate as we bring on-board a total of 25 active trial sites in the near future.

“The REMOVE endocarditis trial is also moving forward, adding an additional 22 patients since the last earnings call, currently with 62 patients enrolled out of a 250-patient target. An interim analysis on inflammatory mediators such as cytokines will be conducted on the first 50 patients, planned in the next several months. Meanwhile, we continue to work with NHLBI to help fund and prepare our HemoDefend-RBC pivotal study in the U.S. that is designed to support U.S. FDA approval, with the goal of starting this trial in early 2019.”

“Going forward, we believe we are at the beginning of a significant multi-year growth opportunity, targeting billion dollar markets in sepsis, cardiac surgery, liver disease, trauma, and many other conditions. Heading into what is traditionally a strong quarter, we have refined our guidance that we expect Q4 2018 product sales to be higher than Q3 2018 product sales. In addition, we continue to target achievement of quarterly operating profitability (which excludes non-cash expenses and clinical trial costs) in Q4 2018.”

Please join us on our previously announced earnings call today at 4:45PM EST where we will review our progress. We will also respond to questions from the audience during our live Q&A session. The investor presentation and a written transcript of the conference call will be available within a week of the webcast.

Conference Call Details:

Date: Tuesday, November 6, 2018

Time: 4:45 PM Eastern Time

Participant Dial-In:   323-794-2423

Conference ID: 7183362

Live Presentation Webcast: http://public.viavid.com/index.php?id=131998

It is recommended that participants dial in approximately 10 minutes prior to the start of the call.  There will also be a simultaneous live webcast of the conference call that can be accessed through the following audio feed link: http://public.viavid.com/index.php?id=131998

An archived recording and written transcript of the conference call will be available under the Investor Relations section of the Company's website at http://cytosorbents.com/investor-relations/financial-results/.

Results of Operations

Comparison for the three months ended September 30, 2018 and 2017:

Revenues:

Revenue from product sales was approximately $5,103,000 in the three months ended September 30, 2018, as compared to approximately $3,449,000 in the three months ended September 30, 2017, an increase of approximately $1,654,000, or 48%. This increase was primarily driven by an increase in direct sales from both new customers and repeat orders from existing customers and an increase in distributor sales.

Grant income was approximately $640,000 for the three months ended September 30, 2018 as compared to approximately $376,000 for the three months ended September 30, 2017, an increase of approximately $264,000. This increase was a result of timing of certain grant revenue and income recognized from a new grant.

Total revenues were approximately $5,743,000 for the three months ended September 30, 2018, as compared to total revenues of approximately $3,824,000 for the three months ended September 30, 2017, an increase of approximately $1,919,000, or 50%.

Cost of Revenues:

For the three months ended September 30, 2018 and 2017, cost of revenue was approximately $2,053,000 and $1,517,000, respectively, an increase of approximately $536,000. Product cost of revenues increased approximately $339,000 during the three months ended September 30, 2018 as compared to the three months ended September 30, 2017 due to increased sales. Product gross margins were approximately 72% for the three months ended September 30, 2018, as compared to approximately 69% for the three months ended September 30, 2017.  This increase in gross margin of 3% was due to a year over year reduction in the cost of devices manufactured as a result of production efficiencies achieved.

Research and Development Expenses:

For the three months ended September 30, 2018, research and development expenses were approximately $1,943,000 as compared to research and development expenses of approximately $643,000 for the three months ended September 30, 2017. The increase of approximately $1,300,000 was due to increase in costs related to our clinical studies and trials of approximately $922,000, an increase in our clinical related salaries and related expenses of approximately $104,000, an increase in non-clinical research and development salaries of approximately $89,000, an increase in new product development costs of approximately $28,000, an increase in lab supplies of approximately $35,000, an increase in patent costs of approximately $34,000 and an increase in non-grant related research and development costs of approximately $88,000.

Legal, Financial and Other Consulting Expense:

Legal, financial and other consulting expenses were approximately $417,000 for the three months ended September 30, 2018, as compared to approximately $238,000 for the three months ended September 30, 2017. The increase of approximately $179,000 was due to an increase in legal fees of approximately $150,000 related to certain corporate initiatives, an increase in accounting and auditing fees of approximately $26,000, and an increase in other professional fees of approximately $3,000.

Selling, General and Administrative Expense:

Selling, general and administrative expenses were approximately $4,041,000 for the three months ended September 30, 2018, as compared to approximately $3,575,000 for the three months ending September 30, 2017. The increase of $466,000 was due to an increase in salaries, commissions and related costs of approximately $582,000 related to headcount additions and increased sales, an increase in restricted stock expense of approximately $64,000 related to restricted stock units granted to the Company executive officers, an increase in royalty expense of approximately $135,000 due to increased sales, an increase in travel and entertainment costs of approximately $150,000, an increase in investor outreach and public relations expense of approximately $15,000 and an increase in office related expenses and other general and administrative costs, which include office supplies, rent, utilities and commercial insurance of approximately $156,000. These increases were offset by a decrease in non-cash stock based compensation expense of approximately $610,000 related to progress related to the attainment of the Company’s 2018 operating milestones and a decrease in sales and marketing costs (which includes advertising and conferences) of approximately $26,000.

Interest Expense, net:

For the three months ended September 30, 2018, interest expense was approximately $185,000, as compared to interest expense of approximately $254,000 for the three months ended September 30, 2017. This decrease in interest expense of approximately $69,000 is due to the increase in interest earned on our cash balances during the three months ended September 30, 2018 which were significantly higher than cash on hand during the three months ended September 30, 2017.

Gain (Loss) on Foreign Currency Transactions:

For the three months ended September 30, 2018, the loss on foreign currency transactions was approximately $109,000 as compared to a gain of approximately $349,000 for the three months ended September 30, 2017. The 2018 loss is directly related to the decrease in the exchange rate of the Euro to the U.S. dollar at September 30, 2018 as compared to June 30, 2018. The exchange rate of the Euro to the U.S. dollar was $1.16 per Euro at September 30, 2018, as compared to $1.17 per Euro at June 30, 2018. The 2017 gain is directly related to the increase in the exchange rate of the Euro at September 30, 2017 as compared to June 30, 2017. The exchange rate of the Euro to the U.S. dollar was $1.17per Euro at September 30, 2017 as compared to $1.14 per Euro at June 30, 2017.

Comparison for the nine months ended September 30, 2018 and 2017:

Revenues:

Revenue from product sales was approximately $14,782,000 in the nine months ended September 30, 2018, as compared to approximately $9,086,000 in the nine months ended September 30, 2017, an increase of approximately $5,696,000, or 63%. This increase was largely driven by an increase in direct sales from both new customers and repeat orders from existing customers, along with an increase in distributor sales. Approximately $906,000 of this increase was due to the increase in the Euro to U.S. dollar exchange rate for the nine months ended September 30, 2018 as compared to the nine months ended September 30, 2017.

Grant income was approximately $1,641,000 for the nine months ended September 30, 2018, as compared to approximately $1,418,000 for the nine months ended September 30, 2017, an increase of approximately $223,000, or 16%, due to revenue recognized from a new grant and timing of other grant revenues.

Total revenues were approximately $16,423,000 for the nine months ended September 30, 2018, as compared to total revenue of approximately $10,504,000, for the nine months ended September 30, 2017, an increase of approximately $5,919,000, or 56%.

Cost of Revenues:

For the nine months ended September 30, 2018 and 2017, cost of revenue was approximately $5,406,000 and $4,253,000, respectively, an increase of approximately $1,153,000, primarily due to increased sales. Product gross margins were approximately 73% for the nine months ended September 30, 2018, as compared to approximately 67% for the nine months ended September 30, 2017. This increase in gross margin of 6% was due to a reduction in the cost of devices manufactured as a result of production efficiencies achieved and, to a lesser extent, the impact of the increase in the exchange rate of the Euro.

Research and Development Expenses:

For the nine months ended September 30, 2018, research and development expenses were approximately $5,299,000, as compared to research and development expenses of approximately $1,555,000 for the nine months ended September 30, 2017, an increase of approximately $3,744,000. This increase was due to increase in costs related to our clinical studies and trials of approximately $2,449,000, an increase in our clinical related salaries and related expenses of approximately $577,000, an increase in non-clinical research and development salaries of approximately $302,000, an increase in new product development costs of approximately $93,000, an increase in lab supplies of approximately $100,000, an increase in patent costs of approximately $36,000 and an increase in non-grant related research and development costs of approximately $373,000. These increases were offset by an increase in direct labor and other costs being deployed toward grant-funded activities of approximately $186,000, which had the effect of decreasing the amount of our non-reimbursable research and development costs

Legal, Financial and Other Consulting Expense:

Legal, financial and other consulting expenses were approximately $1,291,000 for the nine months ended September 30, 2018, as compared to approximately $961,000 for the nine months ended September 30, 2017. The increase of approximately $330,000 was due to an increase in employment agency fees of approximately $82,000 related to the recruitment of senior level personnel, an increase in legal fees of approximately $208,000 related to certain corporate initiatives and an increase in other professional fees of approximately $40,000.

Selling, General and Administrative Expense:

Selling, general and administrative expenses were approximately $14,426,000 for the nine months ended September 30, 2018, as compared to approximately $9,771,000 for the nine months ending September 30, 2017, an increase of $4,655,000. The increase in selling, general, and administrative expenses was due to an increase in salaries, commissions and related costs of approximately $1,630,000 related to headcount additions and increased sales, an increase in stock based compensation of approximately $1,085,000 related to progress related to the attainment of the Company’s 2018 operating milestones, an increase in restricted stock expense of $483,000 related to restricted stock units granted to the Company executive officers, an increase in royalty expense of approximately $456,000 due to increased sales, an increase in sales and marketing costs (which include advertising and conferences) of approximately $331,000, an increase in travel and entertainment costs of approximately $249,000, an increase in investor outreach and public relations expense of approximately $90,000 and an increase in office related expenses and other general and administrative costs, which include office supplies, rent, utilities and commercial insurance of approximately $331,000.

Interest Expense, net:

For the nine months ended September 30, 2018, interest expense was approximately $1,264,000, as compared to interest expense of approximately $498,000 for the nine months ended September 30, 2017. This increase in interest expense of approximately $766,000 is directly related to the settlement of the Success Fee with Bridge Bank in the amount of $637,000 that became due in May 2018 in accordance with the terms of the 2016 Success Fee Letter with Bridge Bank and the additional interest related to the drawdown of the Term B Loan (as defined in the Loan and Security Agreement dated June 30, 2016 with Bridge Bank) on June 30, 2017 in the amount of $5,000,000.

Gain (Loss) on Foreign Currency Transactions:

For the nine months ended September 30, 2018, the loss on foreign currency transactions was approximately $544,000, as compared to a gain of approximately $1,221,000 for the nine months ended September 30, 2017. The 2018 loss is directly related to the decrease in the exchange rate of the Euro to the U.S. dollar at September 30, 2018 as compared to December 31, 2017. The exchange rate of the Euro to the U.S. dollar was $1.16 per Euro at September 30, 2018, as compared to $1.20 per Euro at December 31, 2017. The 2017 gain is directly related to the increase in the exchange rate of the Euro at September 30, 2017, as compared to December 31, 2016. The exchange rate of the Euro to the U.S. dollar was $1.17 per Euro at September 30, 2017 as compared to $1.05 per Euro at December 31, 2016.

Liquidity and Capital Resources

Since inception, our operations have been primarily financed through the issuance of debt and equity securities. At September 30, 2018, we had current assets of approximately $29,950,000 including cash on hand of approximately $24,911,000 and current liabilities of approximately $4,261,000.

On June 30, 2016, the Company and its wholly-owned subsidiary, CytoSorbents Medical, Inc. (together, the “Borrower”), entered into a Loan and Security Agreement with Bridge Bank, a division of Western Alliance Bank, (the “Bank”), pursuant to which the Company borrowed $10 million in two equal tranches of $5 million (the “Original Term Loans”). On March 29, 2018 (the “Closing Date”), the Original Term Loans were refinanced with the Bank pursuant to an Amended and Restated Loan and Security Agreement by and between the Bank and the Borrower (the “Amended and Restated Loan and Security Agreement”), under which the Bank agreed to loan the Borrower up to an aggregate of $15 million to be disbursed in two tranches: (1) one tranche of $10 million (the “Term A Loan”) which was funded on the Closing Date and used to refinance the Original Term Loans, and (2) a second tranche of $5 million which may be disbursed at the Borrower’s sole request prior to March 31, 2019 provided certain conditions are met (the “Term B Loan” and together with the Term A Loan, the “Term Loans”). The proceeds of the Term Loans will be used for general business requirements in accordance with the Amended and Restated Loan and Security Agreement.

In addition, during the nine months ended September 30, 2018, the Company sold 1,498,320 shares of its common stock under the terms of its Controlled Equity OfferingSM Sales Agreement with Cantor Fitzgerald & Co. (as amended, the “Sales Agreement”) at an average cost of $9.58 per share, generating net proceeds of approximately $13,917,000, and during the period from October 1, 2018 through October 31, 2018, the Company sold an additional 17,030 shares of its common stock at an average cost of $12.69 per share, generating net proceeds of approximately $209,000.

As a result of the equity financing under the terms of the Sales Agreement and the availability of additional debt financing under the Amended and Restated Loan and Security Agreement with Bridge Bank, we believe we have sufficient liquidity to fund our operations into the second half of 2020.

Fourth Quarter 2018 Product Revenue Guidance

We expect Q4 2018 product sales to exceed Q3 2018 product sales.

For additional information, please see the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 filed on November 6, 2018 on http://www.sec.gov.

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in critical care immunotherapy, specializing in blood purification. Its flagship product, CytoSorb® is approved in the European Union with distribution in 53 countries around the world, as an extracorporeal cytokine adsorber designed to reduce the “cytokine storm” or “cytokine release syndrome” that could otherwise cause massive inflammation, organ failure and death in common critical illnesses. These are conditions where the risk of death is extremely high, yet no effective treatments exist.  CytoSorb® is also being used during and after cardiac surgery to remove inflammatory mediators that can lead to post-operative complications, including multiple organ failure. CytoSorbents is conducting its pivotal REFRESH 2-AKI trial – a multi-center, randomized controlled, clinical trial intended to support U.S. regulatory approval of CytoSorb for use in a heart-lung machine during complex cardiac surgery to reduce organ injury.  CytoSorb® has been used in more than 50,000 human treatments to date.

CytoSorbents’ purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Its technologies have received non-dilutive grant, contract, and other funding of nearly $25 million from DARPA, the U.S. Army, the U.S. Department of Health and Human Services, the National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), U.S. Special Operations Command (SOCOM) and others. The Company has numerous products under development based upon this unique patented blood purification technology including CytoSorb-XL™, HemoDefend™, VetResQ™, K+ontrol™, ContrastSorb, DrugSorb, and others.  For more information, please visit the Company’s websites at www.cytosorbents.com and www.cytosorb.com or follow us on Facebook and Twitter.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management’s current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 8, 2018, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

CYTOSORBENTS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
CytoSorb sales	$5,103	$3,416	$14,694	$9,030
Other sales	--	32	88	56
Total product sales	5,103	3,448	14,782	9,086
Grant income	640	376	1,641	1,418
Total revenue	5,743	3,824	16,423	10,504
Cost of revenue	2,053	1,517	5,406	4,253
Gross profit	3,690	2,307	11,017	6,251

Other expenses:
Research and development	1,943	643	5,300	1,556
Legal, financial and other consulting	417	238	1,291	961
Selling, general and administrative	4,041	3,575	14,426	9,771
Total expenses	6,401	4,456	21,017	12,288
Loss from operations	(2,711)	(2,149)	(10,000)	(6,037)

Other income/(expense):
Interest expense, net	(185)	(254)	(1,264)	(498)
Gain (loss) on foreign currency transactions	(109)	349	(544)	1,221
Total other income(expense), net	(294)	95	(1,808)	723
Loss before benefit from income taxes	(3,005)	(2,054)	(11,808)	(5,314)
Benefit from income taxes	--	--	--	--
Net loss	(3,005)	(2,054)	(11,808)	(5,314)
Dividend, warrant exercise price adjustment	--	--	--	(336)
Net loss available to common stockholders	(3,005)	(2,054)	(11,808)	(5,650)

Basic and diluted net loss per common share	$(0.10)	$(0.07)	$(0.39)	$(0.21)
Weighted average number of shares of common stock outstanding	31,305,620	28,206,437,	30,394,326	27,231,145

Net loss	$(3,005)	$(2,054)	$(11,808)	$(5,314)

Other comprehensive income (loss):
Currency translation adjustment	99	(280)	431	(1,022)
Comprehensive loss	$(2,906)	$(2,334)	$(11,377)	$(6,336)

CYTOSORBENTS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	September 30, 2018 (Unaudited)	December 31, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$24,911	$17,322
Grants and accounts receivable, net	3,643	2,206
Inventories	779	795
Prepaid expenses and other current assets	617	416
Total current assets	29,950	20,739

Property and equipment, net	1,677	1,403
Other assets	2,622	1,961
TOTAL ASSETS	$34,249	$24,103

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities:
Accounts payable	$1,859	$1,244
Current maturities of long-term debt	--	4,000
Accrued expenses and other current liabilities	2,402	2,604
Total current liabilities	4,261	7,848
Long-term debt, net of current maturities and debt issuance costs	9,917	5,992
TOTAL LIABILITIES	14,178	13,840

Total stockholders’ equity	20,071	10,263

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$34,249	$24,103

Please Click to Follow Us on Facebook and Twitter

Cytosorbents Contact:

Amy Vogel

Investor Relations

(732) 398-5394

avogel@cytosorbents.com

Investor Relations Contact:

Jeremy Feffer

LifeSci Advisors

917-749-1494

jeremy@lifesciadvisors.com

Public Relations Contact:
Joshua Berkman

Rubenstein Public Relations
212-805-3055
jberkman@rubensteinpr.com